Exhibit 4.17

CONCORDIA BUS NORDIC AB (PUBL)
(THE “COMPANY”)

AND

THE GUARANTORS PARTY HERETO

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS
(THE “TRUSTEE”)

AMENDMENT TO INDENTURE

dated January 22, 2004, between Concordia Bus Nordic AB (publ) and

Deutsche Bank Trust Company Americas, as Trustee

August 25, 2005

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated August [•], 2005, among Concorda Bus Nordic AB (publ), a public limited liability company organized under the laws of Sweden (the “Company”), having its principal executive office at Solna Strandväg, SE-171 54 Stockholm, Sweden, the guarantors party thereto (the “Guarantors”) and Deutsche Bank Trust Company Americas (the “Trustee”), a banking corporation organized under the laws of the State of New York, having its principal office at 60 Wall Street, New York, NY 10005.

WITNESSETH:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated January 22, 2004, providing for the issuance by the Company of €130,000,000 9.125% Senior Secured Notes due August 1, 2009 (the “Notes”);

WHEREAS, pursuant to Section 902 of the Indenture, the Company and the Trustee may amend or supplement certain terms and covenants contained in the Indenture with the written consent of the holders of Notes of at least a majority in principal amount of the outstanding Notes, subject to certain exceptions specified in Section 902 of the Indenture;

WHEREAS, the Board of Directors of the Company has passed a resolution authorizing the execution of this Supplemental Indenture;

WHEREAS, as of the date hereof, a majority of holders of Notes eligible to consent in accordance with the terms of the Indenture have consented to the adoption of certain amendments (the “Proposed Amendments”) to the Indenture and have not validly revoked such consents; and

WHEREAS, the Company has delivered to the Trustee the Officers’ Certificate and Opinion of Counsel contemplated by Sections 903 and 102 of the Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.                                       CAPITALIZED TERMS.

Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                       EFFECTIVENESS; CONDITIONS PRECEDENT.

2.1                                 The Company represents and warrants that each of the conditions precedent to the amendment and supplement of the Indenture (including such conditions pursuant to Section 902 of the Indenture) have been satisfied in all respects. The Company and the Trustee are today executing this Supplemental Indenture.

2.2                                 The Proposed Amendments will be effective immediately following delivery by the Company to the Trustee of an Officers’ Certificate confirming the completion of the closing and settlement of the third party tender offer commenced on July 28, 2005 and terminating on August 24, 2005 (the “Third Party Tender Offer”) and payment of both the consent fee payable in connection with the consent solicitation commenced on July 28, 2005 and terminating on August 24, 2005 and the tender offer price payable in connection with the Third Party Tender Offer to all holders of Senior Notes who are entitled to receive such payment. The Company undertakes to provide such a Certificate immediately upon conclusion of such closing and settlement.

3.                                       AMENDMENTS TO THE INDENTURE.

Pursuant to Section 902 of the Indenture, the Company and the Trustee hereby agree to amend the Indenture as follows:

3.1                                 SECTION 101 (DEFINITIONS)

3.1.1                        Deletion of the definition of “Additional Notes”

3.1.2                        Paragraph (2) of the items deemed not to be Asset Sales in the definition of “Asset Sale” to be deleted and replaced with

(2) a transfer of assets between or among the Company and its Wholly Owned Restricted Subsidiaries that are Subsidiary Guarantors; provided that Swebus AB and Swebus Busco AB shall not transfer any assets other than to the Company unless such transfer does not materially impair the security granted hereby or by the Security Documents over such transferred assets (as certified to the Trustee and Security Trustee in an Officers’ Certificate);

3.1.3                        Paragraph (4) of the items deemed not to be Asset Sales in the definition of “Asset Sale” to be amended so that the final provision will read “and provided further that clause (3) of Section 1014 is complied with”.

3.1.4                        Paragraph (4) of the definition of “Fixed Charges” to be deleted and replaced with the following paragraph:

(4) the product of (a) all payments (whether by way of dividends, distributions or advances, and whether or not in cash), (i) in respect of the Mezzanine Facility Agreement, other than interest in respect of the Subordinated Shareholder Loan and (ii) on any series of Preference Shares of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other Disqualified Share Capital) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

3.1.5                        Insertion of the following definition of “Free Cash Flow”:

“Free Cash Flow” means Consolidated Cashflow minus Working Capital Changes and minus the sum of Permitted Investments and Net Proceeds.

3.1.6                        Insertion of additional definition for “Hedging Obligations” as new paragraph (3):

(3) any agreement or arrangement designed to protect the Company against fluctuations in fuel prices.

3.1.7                        Insertion of the following definition of “Intragroup Capital Contribution”:

“Intragroup Capital Contribution” means the amount of approximately €11,800,000 of an unpaid capital contribution from the Company to the Parent existing on the date of this Indenture.

3.1.8                        Insertion of the following definition of “Mezzanine Facility”:

“Mezzanine Facility” means the Mezzanine Facility provided by the Mezzanine Facility Agreement dated the date hereof, between Concordia Bus AB, Holding and those financial institutions that are signatory thereto.

3.1.9                        Definition of “Original Notes” to be deleted and replaced with the following definition:

“Original Notes” means the Notes that are not Exchange Notes.

3.1.10                  Paragraph (2) of definition of “Permitted Investments” to be deleted and replaced with the following definition:

(2) any Investment by the Company or any Restricted Subsidiary of the Company in a Person primarily engaged in a Permitted Business, if (a) such Person is or, as a result of such Investment becomes, a Restricted Subsidiary of the Company; or (b) as a result of such Investment such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

3.1.11                  Paragraph (1) of the definition of “Permitted Liens” to be deleted and replaced with the following definition:

(1) Liens to secure Indebtedness incurred under a Revolving Credit Facility, provided that (a) such Liens consist solely of security interests in accounts receivable (and related assets); (b) the aggregate nominal value of all such accounts receivable is not more than the amount outstanding under the Revolving Credit Facility at the time such Lien is created; (c) such Liens rank pari passu with or are subordinated to the Liens with respect to the Notes and (d) such Liens do not exceed, in aggregate, SEK 100,000,000;

3.1.12                  Paragraph (8) of the definition of “Permitted Liens” to be deleted and replaced with the following definition:

(8) Liens to secure Indebtedness incurred under (a) Capital Lease Obligations, mortgage financing or purchase money obligations, in each case, for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment or buses or other vehicles used in the business of the Company or such Restricted Subsidiary and (b) Attributable Debt in respect of Sale and Leaseback Transactions, provided that such Liens incurred pursuant to (a) and (b) shall not exceed in aggregate SEK 100,000,000;

3.1.13                  Deletion of definition of “Qualifying Restricted Subsidiary”

3.1.14                  Insertion of the following definition of “Restructuring”:

“Restructuring” means the exchange of Parent Notes for ordinary shares of the Indirect Parent, substantially upon the terms and conditions of the Restructuring Agreement.

3.1.15                  Insertion of the following definition of “Restructuring Agreement”:

“Restructuring Agreement” means the restructuring agreement dated July 22, 2005 among the Indirect Parent, Concordia Bus BV, Holding, GS Capital Partners III, L.P. GS Capital Partners II Offshore, L.P., Goldman Sachs & Co. Verwaltungs GmbH and Schyen Gruppen AS.

3.1.16                  Insertion of the following definition of “Security Agent”:

“Security Agent” means the security agent under the Mezzanine Facility.

3.1.17                  Definition of “Subordinated Shareholder Loan” to be deleted and replaced with the following definition:

“Subordinated Shareholder Loan” means the SEK 501.3 million loan from the Indirect Parent to the Company, made on February 28, 2002 pursuant to the subordinated loan agreement executed on February 28, 2002 and amended and restated on 22 December 2003 and further amended on [•], in part to reflect the assignment of the same from the Indirect Parent to Holding.

3.1.18                  Insertion of the following definition of “Swedish Public Composition Loan”

“Swedish Public Composition Loan” shall mean a loan from the Indirect Parent to the Company, in an amount equal to the amount the Indirect Parent remains obligated following the Restructuring to pay to holders of Parent Notes who did not consent to the Restructuring (“Non-Consenting Holders”), such loan to be repayable in cash to the Indirect Parent by the Company on or about the business day prior to the date the Indirect Parent must make cash payments to Non-Consenting Holders to retire their reduced debt obligations.

3.1.19                  Insertion of the following definition of “Tranche A”:

“Tranche A” means Tranche A of the Mezzanine Facility.

3.1.20                  Insertion of the following definition of “Tranche C”:

“Tranche C” means Tranche C of the Mezzanine Facility.

3.l.21                     Insertion of the following definition of “Working Capital Changes”

“Working Capital Changes” means the change in the inventory, current liabilities and current receivables, each on a basis and determined in accordance with GAAP.

3.2                                 SECTION 301 - TITLE AND TERMS

The first paragraph of Section 301 to be deleted and replaced with the following paragraph:

The aggregate principal amount at maturity of Notes which may be authenticated and delivered under this Indenture is limited to €130,000,000 aggregate principal amount of Notes; except for, Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 906 or 1108 or in connection with an Offer to Purchase pursuant to Section 1014 or 1015.

3.3                                 SECTION 303 - EXECUTION, AUTHENTICATION, DELIVERY AND DATING

The following paragraphs to be deleted from this section:

The Company shall be entitled, subject to Section 301, to issue Additional Notes under this Indenture which shall have identical terms as the Notes issued on the Issue Date, other than with respect to the date of issuance, issue price and amount of interest payable on the first payment date applicable to such series. The Notes issued on the Issue Date and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Company shall provide the Trustee with evidence satisfactory to it that the Additional Notes have been duly authorized and issued and set forth in a Board Resolution and an Officer’s Certificate or such other appropriate evidence that the Additional.

Notes have been duly authorized and issued, a copy of each of which shall be delivered promptly to the Trustee, with the following information:

(1)                                  the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(2)                                  the issue price, the issue date and the common code and ISIN numbers of such Additional Notes and the amount of interest payable on the first payment date applicable thereto; provided, however, that no Additional Notes may be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the U.S. Internal Revenue Code of 1986, as amended.

3.4                                 SECTION 501 - EVENTS OF DEFAULT

3.4.1                        Inclusion of the following subsection:

(3)                                  the seeking or making by the Company or any Significant Subsidiary of a composition with its creditors or the admission by the Company or any such Significant Subsidiary in writing of its inability to pay its debts generally as they become due;

3.4.2                        Paragraph 11(b) to be deleted and replaced with the following paragraph:

(b)                                 a decree or order adjudging the Company or any such Significant Subsidiary a bankrupt or insolvent under any applicable Insolvency Law, or appointing a custodian, receiver, liquidator, assignee, trustee, reconstructor, sequestrator or other similar official of the Company or any such Significant Subsidiary or of any substantial part of the property of the Company or any such Significant Subsidiary, or ordering the winding up or liquidation of the affairs of the Company or any such Significant Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

3.4.3                        Paragraph 12 to be deleted and replaced with the following paragraph:

(12)                            the commencement by the Company or any of its Significant Subsidiaries of a voluntary case or proceeding under any applicable Insolvency Law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company or any such Significant Subsidiary to the entry of a decree or order for relief in respect of the Company or any such Significant Subsidiary in an involuntary case or proceeding under any applicable Insolvency Law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any such Significant Subsidiary, or the filing by the Company or any such Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable Insolvency Law, or the consent by the Company or any such Significant Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, reconstructor, sequestrator or similar official of the Company or any such Significant Subsidiary or of any substantial part of the property of the Company or any such Significant Subsidiary, or an assignment for the benefit of creditors generally.

Notwithstanding the foregoing, the occurrence of one of more of the events described in this Section 501 in connection with the Restructuring shall be deemed not to be an Event of Default.

3.5                                 SECTION  502 - ACCELERATION OF MATURITY, RESCISSION AND ANNULMENT

3.5.1                        Subsection (2)(b) of Section 502 to be deleted and replaced with the following paragraph:

(b)                                 all Events of Default, other than the non-payment of the principal, premium, if any, interest and Additional Amounts, if any, of such Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 513.

3.6                                 SECTION 1008 - LIMITATION ON INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED SHARE CAPITAL AND PREFERRED SHARES

3.6.1                        Subsection (2) to be deleted and replaced in its entirety with the following:

So long as no Default or Event of Default will have occurred and be continuing or would be caused thereby, clause (1) of this Section 1008 will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(a)                                  the incurrence by the Company of Indebtedness represented by the Original Notes and the Exchange Notes issued in exchange therefore and Indebtedness of Guarantors pursuant to their Note Guarantees;

(b)                                 the incurrence by the Company and its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries) that was permitted by this Indenture to be incurred under clause (1) of this Section 1008 or sub-clauses (a), (1) or (m) of this paragraph;

(c)                                  the incurrence by the Company or any Subsidiary Guarantor of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (a) if the Company or a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness shall be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes; and (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary that is a Guarantor thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary that is a Subsidiary Guarantor thereof; shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (c);

(d)                                 the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations (i) that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness, or fixing or hedging foreign currency exchange rate risk with respect to any Indebtedness, in each case that is permitted by the terms of this Indenture to be outstanding or (ii) that are incurred for the purpose of fixing or hedging fuel price risk incurred in the ordinary course of business provided that if in accordance with GAAP such incurrence must be recorded as a liability in the balance sheet of the Company or one of its Restricted Subsidiaries, such Hedging Obligations so recorded shall not exceed EUR 15,000,000 at any time outstanding;

(e)                                  the guarantee by the Company of Indebtedness of a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section;

(f)                                    the incurrence by the Company or any Subsidiary Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (f), not to exceed SEK 245,000,000;

(g)                                 the accrual of interest, the accretion or amortization of original issue discount, the capitalization of interest, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms as the Indebtedness on which such interest accrued, and the payment of dividends on Disqualified Share Capital in the form of additional shares of the same class of Disqualified Share Capital, provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

(h)                                 the incurrence of Indebtedness of the Company or any of its Restricted Subsidiaries representing or comprising Obligations under performance and surety bonds provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(i)                                     the incurrence of Indebtedness by the Company or any of its Restricted Subsidiaries represented by letters of credit, bankers’ acceptances, surety bonds, performance bonds or similar instruments for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide for security for workers; compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(j)                                     the incurrence of Indebtedness by the Company or any of its Restricted Subsidiaries arising from agreements either providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case incurred or assumed in connection with the disposition of any business or assets of the Company or a Restricted Subsidiary of the Company or the disposition of a Restricted Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition, provided, however, that the maximum assumable liability in respect of all such Indebtedness will at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(k)                                  Guarantees by any Restricted Subsidiary made in compliance with Section 1017;

(1)                                  Indebtedness of the Company represented by the Subordinated Shareholder Loan;

(n)                                 Indebtedness of the Company represented by the Intragroup Capital Contribution; and

(o)                                 Indebtedness of the Company represented by the Swedish Public Composition Loan.

3.7                                 SECTION 1009 - LIMITATION ON RESTRICTED PAYMENTS

3.7.1                        Subsections (2)(b), (c) and (f) to be deleted and replaced with the following paragraphs:

(b)                                 payments of dividends or distributions in order to provide funds to pay amounts required to be paid by the Indirect Parent in connection with its reporting obligations under United States federal securities laws or amounts required by the Indirect Parent or Holding to pay costs associated with its activities as a holding company, provided that such amounts have actually been incurred by the Indirect Parent, or Holding, as the case may be, or are expected to be incurred within 7 days of such payment and provided further that such amounts do not exceed an aggregate of SEK 10,000,000 in any financial year;

(c)                                  payments of dividends or distributions, or payments or prepayments of amounts due or outstanding under the Subordinated Shareholder Loan and the Intragroup Capital Contribution, in an aggregate amount of up to the value of all cash interest payments required to be made in respect of the Mezzanine Facility, to be applied to the cash interest balance outstanding (whether relating to the then current period, or any prior period in which any cash interest was not paid when due), provided that any such payment made by the Company or any Restricted Subsidiary is made into a bank account, in the name of Holding, held with Danske Bank which is pledged to the Mezzanine Facility Security Agent for the benefit of the Mezzanine Facility lenders.

(f)                                    the defeasance of, redemption or any payment in respect of the Intragroup Capital Contribution and the Swedish Composition Loan;

3.7.2                        Insertion of the following paragraphs:

(h)                                 the payment of distributions, dividends or contributions of up to 50% of Free Cash Flow in excess of the sum of SEK 100,000,000 and amounts paid in respect of the Intragroup Capital Contribution as permitted by clause (c) hereof, in any given fiscal year;

(i)                                     any such further distribution or payment to Holding, in relation to Excess Proceeds (as defined in clause (4) of Section 1014), required by Section 1014; and

(j)                                     payments in accordance with the Agreed Costs Schedule referenced in the Mezzanine Facility.

3.8                                 SECTION 1013 - LIMITATION ON TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

3.8.1                        Insertion of the following as subsection l(c):

(c)                                  Notwithstanding the preceding provisions, the Company may enter into any Affiliate Transaction in connection with the Restructuring, including, without limitation, transactions related to the Subordinated Shareholder Loan, the Swedish Composition Loan, the Intragroup Capital Contribution and the Mezzanine Facility, without complying with the preceding provisions.

3.8.2                        Subsection 2(a) to be deleted and replaced with the following subsection:

(a)                                  reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, and all reasonable fees and compensation paid in respect of the Management Services Agreement to current and future employees, all as determined in good faith by the Company’s board of directors or senior management;

3.9                                 1014 - LIMITATION ON CERTAIN ASSET SALES

Subsection (4) to be deleted and replaced with the following subsection:

(4)                                  Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds SEK 10,000,000, the Company will make an “Asset Sale Offer” to all Holders of Notes and on a pro rata basis to all holders of other Indebtedness that ranks equally in right of payment with the Notes and, with respect to Indebtedness of any Subsidiary Guarantor, that ranks equally with the Subsidiary Guarantee of such Subsidiary Guarantor, containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other equal-ranking Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, Special Interest, if any, and Additional Amounts, if any, to the date of purchase, and will be payable in cash in the manner specified in this Indenture. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company shall use such Excess Proceeds to make a distribution to Holding in order to reduce the amounts outstanding in relation to the Mezzanine Facility; provided that if all amounts borrowed (and all other amounts payable) under the Mezzanine Facility have been fully repaid, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and such other equal-ranking Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other equal-ranking Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

3.10                           1025 - ADVANCES TO SUBSIDIARIES

This section to be deleted and replaced with the following section:

All advances to Restricted Subsidiaries made by the Company after the Issue Date will be evidenced by intercompany notes or loan agreements in favor of the Company. Each intercompany note will be issued and each intercompany loan agreement will be executed by the relevant Restricted Subsidiary of the Company in favor of the Company to evidence advances by the Company and will provide that such advances will be payable upon demand.

4.                                       RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURE PART OF INDENTURE.

Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. All agreements of the Company and the Guarantors in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

5.                                       GOVERNING LAW.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6.                                       TRUSTEE MAKES NO REPRESENTATION.

The Trustee shall not be responsible in any manner for or in respect of, and makes no representation as to the validity or sufficiency of this Supplemental Indenture or the recitals contained herein, all of which recitals are made by the Company and the Guarantors solely.

7.                                       AGENT FOR SERVICE; SUBMISSION TO JURISDICTION.

By the execution and delivery of this Supplemental Indenture, the Company (i) acknowledges that it has, by separate written instrument, irrevocably designated and appointed CT Corporation System as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Supplemental Indenture that may be instituted in any Federal or State court in the Borough of Manhattan, The City of New York or brought under Federal or State securities laws or brought by the Trustee in its capacity as a trustee hereunder, and acknowledges that CT Corporation System has accepted such designation, (ii) submits to the jurisdiction of any such court in any such suit or proceeding and waives, to the extent possible, any objection which it may now or hereafter have to the laying of venue of any such proceeding or any claim of inconvenient forum, and (iii) agrees that service of process upon CT Corporation System shall be deemed in every respect effective service of process upon it in any such suit or proceeding. The Company further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of CT Corporation System in full force and effect so long as this Supplemental Indenture shall be in full force and effect.

8.                                       MULTIPLE ORIGINALS.

8.1                                 The parties may sign any number of copies of this Supplemental Indenture.   Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

8.2                                 This Supplemental Indenture may be executed in one or more counterparts and when a counterpart has been executed by each party, all such counterparts taken together shall constitute one and the same agreement.

9.                                       EFFECT OF HEADINGS.

The Section headings herein are for convenience only and shall not effect the construction thereof.

10.                                 CONFLICTS.

To the extent of any inconsistency between the terms of the Indenture or the Notes and this Supplemental Indenture, the terms of this Supplemental Indenture will control.

11.                                 ENTIRE AGREEMENT.

This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein. A copy of this Supplemental Indenture shall be attached by the Trustee to the Indenture and by the Company on its duplicate thereof.

12.                                 ENFORCEABILITY

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed on their respective behalf, by their respective representative thereunto duly authorized, on the date first above written.

CONCORDIA BUS NORDIC AB (PUBL)

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By:
Name:
Title:

(Signature page to Supplemental Indenture.)